PROMISSORY NOTE

$198,821.88

May 1, 2012

FOR VALUE RECEIVED, LOUIS S. CAMILLI, a married man dealing in his sole and separate property (the "Maker") promises to pay to the order of ENERPULSE, INC., a corporation organized under the laws of the State of Delaware, with its principal offices located at 2451, Alamo Drive, SE, Albuquerque, NM 87106 (the "Payee") the principle sum of one-hundred ninety-eight thousand eight hundred twenty one dollars and eighty-eight cents ($198,821.88 U.S.D) payable as follows:

1.           Each year this Promissory Note remains outstanding, Interest shall be payable annually in arrears on the anniversary of the execution of this Promissory Note. Interest shall accrue at the variable rate according to the Applicable Federal Rate ("AFR") index, adjusted quarterly, beginning on the date of this Promissory Note, until May 1, 2018 at which time all unpaid principal and accrued interest to date becomes due.

2.           All costs of collection, if applicable, including reasonable attorney's fees and costs of the holder of this Promissory Note if placed with an attorney for collection shall also be payable upon demand.

3.           All payments will be first applied to costs of collection, if applicable, and then to accrued interest and then to principal. If any amount due hereunder is not paid when due, the holder may declare all sums due under this Promissory Note immediately due and payable. Maker may prepay any or all of the unpaid principal balance at any time without penalty. The makers, endorsers, and sureties, waive presentment and agree that any extension of time for payment under this Promissory Note would not release any party liable herein.

PROMISSORY NOTE, May 1, 2012

4.           This Promissory Note is governed by the laws of the State of Delaware; however, if any legal action is necessary to enforce any of the provisions of this Promissory Note, the Maker and the Payee agree that venue shall be in any court of competent jurisdiction in Bernalillo County, New Mexico.

DATED THE lst DAY OF May, 2012.

By:	/s/ LOUIS S. CAMILLI

LOUIS S. CAMILLI, a married man dealing in his
Sole and separate property, MAKER

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